Exhibit 4.2

Execution Version

SIERRA PACIFIC POWER COMPANY D/B/A NV ENERGY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 9, 2026
to
Indenture dated as of September 8, 2025

6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series

 2026A, due 2056

EXHIBIT
Exhibit A:	Form of 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 9, 2026 (the “Second Supplemental Indenture”), is between Sierra Pacific Power Company d/b/a NV Energy, a Nevada corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of September 8, 2025 (the “Base Indenture” and, as supplemented by this Second Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);

WHEREAS, the Company has duly authorized and desires to cause to be established pursuant to the Base Indenture and this Second Supplemental Indenture a series of Securities designated as follows: the “6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056” (the “Notes”);

WHEREAS, Sections 2.01, 3.01 and 9.01 of the Base Indenture permit the execution of indentures supplemental thereto to establish the form and terms of Securities of any series;

WHEREAS, the Company has requested that the Trustee join in the execution of this Second Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary have been done to make the Notes, when executed and delivered by the Company and authenticated and delivered by the Trustee hereunder and under the Base Indenture and when duly issued by the Company, the valid obligations of the Company, and to make this Second Supplemental Indenture a valid agreement of the Company enforceable in accordance with its terms.

NOW, THEREFORE, the Company and the Trustee hereby agree that the following provisions shall supplement the Base Indenture, but solely with respect to the Notes:

ARTICLE I
DEFINITIONS

SECTION 1.1 Generally.

(a)            Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b)            The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

SECTION 1.2 Definition of Certain Terms.

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Calculation Agent” has the meaning given to such term in Section 2.6(a) hereof.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“First Reset Date” means September 15, 2031.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published in the most recent H.15.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding September 15, 2026.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Optional Deferral Period” has the meaning given to such term in Section 2.4(a) hereof.

“Original Issue Date” means March 9, 2026.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on March 5, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after March 5, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Regular Record Date” has the meaning given to such term in Section 2.3 hereof.

“Reset Date” means the First Reset Date and September 15 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Senior Debt” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of this Second Supplemental Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)            any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)            an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)            any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)            a threatened challenge asserted in writing in connection with a tax audit of the Company or any of the Company’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after March 5, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

ARTICLE II
GENERAL TERMS OF THE NOTES

SECTION 2.1 Form.

The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A to this Second Supplemental Indenture, which is hereby incorporated into this Second Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes are to be issued only as registered securities without coupons. The Notes shall be issued upon original issuance in book-entry form and represented by one or more Global Notes (the “Global Notes”). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

SECTION 2.2 Title, Amount and Payment of Principal and Interest.

(a)            The Notes shall be entitled the “6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056.” The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $600,000,000, and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in a Company Order, in each case, upon a Company Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 3.03 of the Base Indenture. Such Company Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $600,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 3.06 of the Base Indenture). The Original Notes and any additional Notes issued and authenticated pursuant to clause (ii) of this paragraph shall constitute a single series of Securities for all purposes under the Indenture.

(b)            The Notes shall bear interest (i) from and including the Original Issue Date to, but excluding, the First Reset Date at the rate of 6.375% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.638%, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not be reset below 6.375% per annum (which is the same interest rate as in effect on the Original Issue Date). The Notes shall have a Stated Maturity of September 15, 2056 (the “Maturity Date”). Interest accumulating or payable on the Notes for any Interest Payment Period (or portion thereof) will be calculated on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears on each March 15 and September 15 (each, an “Interest Payment Date”) of each year to Holders of record at the close of business on the immediately preceding Regular Record Date, subject to Section 2.4 hereof. If an Interest Payment Date is not a business day, payment of interest will be made on the next succeeding business day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay.

(c)            Payments of principal of, premium, if any, on, and interest due on the Notes representing Global Notes on any Interest Payment Date or on the Maturity Date will be made available to the Trustee by 10:00 a.m., New York City time, on such date, unless such date falls on a day that is not a business day, in which case (x) such payments will be made available to the Trustee by 10:00 a.m., New York City time, on the next business day, and (y) for so long as clause (x) is satisfied, no interest shall accrue on the amount of interest due on such Interest

Payment Date for the period from and after such Interest Payment Date and the date of payment. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

SECTION 2.3 Regular Record Date.

With respect to each Interest Payment Date, the record date for the Notes shall be March 1 and September 1 (whether or not a business day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).

SECTION 2.4 Deferral of Interest.

(a)            So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law.

(b)            No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any Redemption Date during such Optional Deferral Period (in which case, all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case, all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes, shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

(c)            Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

(d)            During any Optional Deferral Period, the Company (and its subsidiaries, as applicable) shall not do any of the following (subject to the exceptions set forth in clause (e) of this Section 2.4):

(1)            declare or pay any dividends or distributions on any Capital Stock of the Company;

(2)            redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(3)            pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(4)            make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment.

(e)            However, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of its common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of its common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of its common stock of rights entitling them to subscribe for or purchase its common stock or any class or series of its preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of its common stock, (c) issue any shares of its Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify its Capital Stock or exchange or convert one class or series of its Capital Stock for another class or series of its Capital Stock, (e) purchase fractional interests in shares of its Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of its common stock related to the issuance of its common stock or rights under any dividend reinvestment plan or related to any of its benefit plans for its directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

(f)             The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

SECTION 2.5 Interest Payments and Redemption.

Notwithstanding any provision of Article III of this Second Supplemental Indenture to the contrary, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date, according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such Redemption Date to the Persons entitled to receive the Redemption Price of such Notes. The Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

SECTION 2.6 Calculation Agent.

(a)            Unless the Company has validly called all of the outstanding Notes for redemption on a Redemption Date occurring prior to the First Reset Date, the Company will appoint a calculation agent (the “Calculation Agent”) for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a Redemption Date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such Redemption Date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed Redemption Date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Securities of this series when so required). The Company may appoint itself or an affiliate of the Company as Calculation Agent.

(b)            The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and each Paying Agent for the Notes of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

(c)            The Trustee shall be entitled to conclusively rely on any determination made by the Calculation Agent. In no event shall the Trustee be the Calculation Agent, nor shall the Trustee have any liability for such actions taken at the Calculation Agent’s direction or otherwise in connection with respect to any such determination by the Calculation Agent.

SECTION 2.7 Transfer and Exchange.

The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 3.05 of the Base Indenture and Article II of this Second Supplemental Indenture (including the restrictions on transfer set forth therein and herein) and the rules and procedures of the Depositary therefor, which shall include restrictions on transfer comparable to those set forth therein and herein to the extent required by the Securities Act of 1933, as amended.

ARTICLE III
REDEMPTION

SECTION 3.1 Optional Redemption of Notes.

The Company may at its option redeem the Notes, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, at a Redemption Price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus (subject to Section 2.5 of this Second Supplemental Indenture) accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

SECTION 3.2 Redemption Following a Tax Event.

The Company may at its option redeem the Notes, in whole but not in part, for a period of 120 days following the occurrence of a Tax Event at a Redemption Price in cash equal to 100% of the principal amount of the Notes, plus (subject to Section 2.5 of this Second Supplemental Indenture) accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

SECTION 3.3 Redemption Following a Rating Agency Event.

The Company may at its option redeem the Notes, in whole but not in part, for a period of 120 days following the occurrence of a Rating Agency Event at a Redemption Price in cash equal to 102% of the principal amount of the Notes, plus (subject to Section 2.5 of this Second Supplemental Indenture) accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

SECTION 3.4 Calculation of Redemption Price.

The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 3.5 No Sinking Fund; Mandatory Redemption.

The Company is not required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of Holders.

ARTICLE IV
Subordination

SECTION 4.1 Subordination.

The following shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

Pursuant to Section 3.01 of the Indenture, the definition of “Senior Debt” set forth in the Base Indenture is hereby, solely with respect the Notes, replaced with the definition of “Senior Debt” set forth in this Second Supplemental Indenture.

The Notes will be subordinated in right of payment to the prior payment in full of all Senior Debt. Accordingly, upon:

(a)            any payment by, or distribution of the assets of, the Company upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings,

(b)            a failure to pay any interest, principal or other monetary amounts due on any of the Senior Debt when due and continuance of that default beyond any applicable grace period, or

(c)            acceleration of the maturity of any Senior Debt as a result of a default,

the Holders of all Senior Debt will be entitled to receive, in the case of clause (a) immediately above, payment of all amounts due or to become due on all Senior Debt, or in the case of clauses (b) and (c) immediately above, payment of all amounts due on all Senior Debt, before the Holders of the Notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) immediately above has occurred and is continuing, any amounts payable or assets distributable on the Notes will instead be paid or distributed, as the case may be, directly to the Holders of Senior Debt to the extent necessary to pay, in the case of clause (a) immediately above, all amounts due or to become due upon all such Senior Debt, or, in the case of clauses (b) and (c) immediately above, all amounts due on all such Senior Debt, and, if any such payment or distribution is received by the Trustee under the Indenture or the Holders of any of the Notes before all Senior Debt due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the Holders of the unpaid Senior Debt. Subject to paying the Senior Debt due and to become due in the case of clause (a) immediately above or the Senior Debt due in the case of clauses (b) and (c) immediately above, the Holders of the Notes will be subrogated to the rights of the Holders of the Senior Debt to receive payments applicable to the Senior Debt until the Notes are paid in full.

Notwithstanding anything contained in this Article IV or this Second Supplemental Indenture to the contrary, the rights, privileges, protections, immunities and benefits given to the Trustee in Article XVI of the Base Indenture (without giving effect to this Article IV) and elsewhere in the Indenture shall remain in full force and effect.

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 5.2 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or the Notes.

SECTION 5.3 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.4 Counterpart Originals.

This Second Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) transmission or other electronically-imaged signature (including, without limitation, DocuSign or Adobe Sign) or transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto transmitted by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) (including, without limitation, DocuSign or Adobe Sign) shall be deemed to be their original signatures for all purposes. Notwithstanding anything to the contrary contained herein or in the Notes, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Second Supplemental Indenture, the Notes or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 5.5 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, Security Registrar and Paying Agent, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with the Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for themselves in respect of their respective properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with the Indenture or the Notes brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

SIERRA PACIFIC POWER COMPANY D/B/A NV ENERGY

By:	/s/ Michael Behrens
Name: Michael Behrens
Title: Vice President, Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Terence Rawlins
Name: Terence Rawlins
Title: Vice President

[Signature Page to Second Supplemental Indenture]

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

[For inclusion in Global Securities—] THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

[For inclusion in Global Securities—] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SIERRA PACIFIC POWER COMPANY D/B/A NV ENERGY

6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056

No. ___	$________
CUSIP No. 826418 BS3 ISIN No. US826418BS35

Sierra Pacific Power Company d/b/a NV Energy, a corporation duly organized and existing under the laws of the State of Nevada (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________________, or registered assigns, the principal sum of ____________________ Dollars ($____________________) on September 15, 2056 (the “Maturity Date”), and to pay interest thereon from and including March 9, 2026 (the “Original Issue Date”) or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year (each, an “Interest Payment Date”), commencing September 15, 2026 (subject to the right of the Company to defer the payment of interest, but not beyond the Maturity Date, in accordance with the provisions set forth below), and on the Maturity Date (i) from and including the Original Issue Date to but excluding September

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15, 2031, at the rate of 6.375% per annum and (ii) from and including September 15, 2031, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.638%, to be reset on each Reset Date, until the principal hereof is paid or made available for payment; provided that the interest rate during any Reset Period will not be reset below 6.375% per annum (which is the same interest rate as in effect on the Original Issue Date); provided, further, that any principal hereof or (to the extent that the payment of such interest shall be legally enforceable) premium, if any, or interest hereon which is not paid when due shall bear interest at the then-applicable interest rate on the Securities (as defined on the reverse hereof) of this series (as reset from time to time in accordance with the terms of the Securities of this series) from the respective dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. Interest on this Security shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SIERRA PACIFIC POWER COMPANY D/B/A NV ENERGY

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory
Dated:

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[REVERSE OF SECURITY]

SIERRA PACIFIC POWER COMPANY D/B/A NV ENERGY

6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056

This Security is issued in respect of a series of Securities of an initial aggregate principal amount of $600,000,000 designated as the 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056 of the Company (the “Securities”) and is governed by the Indenture dated as of September 8, 2025 (the “Base Indenture”), by and between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of March 9, 2026 (the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), each duly executed by the Company and the Trustee. The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

1.            Interest.

The Company promises to pay interest on the principal amount of this Security in accordance with the provisions hereof and of the Indenture. Interest on the Security shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day (as defined in the Indenture)), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date by virtue of having been such Holder and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default with respect to the Securities of this series has occurred and is continuing, the Company may, at its option, defer interest payments on the Securities of this series, from time to time, as set forth in Section 2.4 of the Second Supplemental Indenture.

2.            Method of Payment.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the register of the Securities (as set forth in Section 3.05 of the Base Indenture) or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

3.             Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. will act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar at any time upon notice to the Trustee and the Holders. The Company may act as Paying Agent.

4.             Indenture.

This Security is one of a duly authorized issue of Securities of the Company issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Base Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture, and those terms stated in the Second Supplemental Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Base Indenture, the Second Supplemental Indenture and the TIA for a statement of them. The Securities of this series are general unsecured obligations of the Company limited to an initial aggregate principal amount of $600,000,000; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the Second Supplemental Indenture.

5.             Optional Redemption of Securities.

(a)            The Company may at its option redeem the Securities, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any applicable Interest Payment Date at a Redemption Price in cash equal to 100% of the principal amount of the Securities to be redeemed, plus (subject to Section 2.5 of the Second Supplemental Indenture) accrued and unpaid interest on the Securities to be redeemed to, but excluding, the Redemption Date.

(b)            The Company may at its option redeem the Securities, in whole but not in part, for a period of 120 days following the occurrence of a Tax Event at a Redemption Price in cash equal to 100% of the principal amount of the Securities, plus (subject to Section 2.5 of the Second Supplemental Indenture) accrued and unpaid interest on the Securities to, but excluding, the Redemption Date.

(c)            The Company may at its option redeem the Securities, in whole but not in part, for a period of 120 days following the occurrence of a Rating Agency Event at a Redemption Price in cash equal to 102% of the principal amount of the Securities, plus (subject to Section 2.5 of the Second Supplemental Indenture) accrued and unpaid interest on the Securities to, but excluding, the Redemption Date.

6.             No Sinking Fund; Mandatory Redemption.

The Company is not required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the Securities or to repurchase the Securities at the option of Holders.

7.             Denominations; Transfer; Exchange.

Securities in denominations larger than $2,000 in principal amount may be redeemed in part but only in integral multiples of $1,000.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the register of the Securities (as set forth in Section 3.05 of the Base Indenture), upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

8.             Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

9.              Amendment; Supplement; Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the securities of all series affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the securities of all series at the time outstanding affected thereby (voting as one class). The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the securities of all series at the time outstanding with respect to which a default under the Indenture shall have occurred and be continuing (voting as one class), on behalf of the Holders of the securities of all such series, to waive, with certain exceptions, such past default with respect to all such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the securities of each series at the time outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

10.           Event of Default; Defeasance.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case, upon compliance with certain conditions set forth in the Indenture.

11.           Authentication.

This Security may be signed by the Company by manual or by pdf or other electronically-imaged (including, without limitation, DocuSign or Adobe Sign) signature and this Security so executed shall be deemed to have been duly and validly executed and be valid and effective as a manually executed Security. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or by pdf or other electronically-imaged (including, without limitation, DocuSign or Adobe Sign) signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

12.            Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.           CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

14.           Redemption Procedures; Redemption Price.

In the case of a redemption of Securities, notice of redemption will be in writing and mailed first-class postage-prepaid not less than 10 days nor more than 60 days prior to the Redemption Date to each Holder of the Securities to be redeemed at the Holder’s registered address; provided, however, that such notice need not state the dollar amount of the Redemption Price if such dollar amount has not been determined as of the date such notice is being given to the Holders of the Securities being redeemed. If money sufficient to pay the Redemption Price of all the Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent or the Trustee on or prior to the Redemption Date, from and after such Redemption Date such Securities or portions thereof shall cease to bear interest.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

15.           Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

16.           No Recourse.

No director, officer, employee, limited partner or member, as such, of the Company or the General Partner shall have any personal liability in respect of the obligations of the Company under the Securities or the Indenture by reason of his, her or its status. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

17.           Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

18.           Subordination.

The indebtedness represented by the Securities of this series is, to the extent and in a manner set forth in the Indenture, expressly subordinated in right of payment to the prior payment in full of all Senior Debt, as defined in the Indenture with respect to this series, and this Security is issued subject to such provisions, and each Holder of this Security, by acceptance thereof, agrees to and shall be bound by such provisions and authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee his, her or its attorney-in-fact, as the case may be, for any and all such purposes.

19.           Tax Treatment.

The Holder (and beneficial owner of this Security), by accepting this Security, acknowledges and affirms that it intends that the Security constitute indebtedness of the Company and will treat the Security as indebtedness of the Company for United States federal, state and local income tax purposes.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	U/G/M/A -
(Cust.)
TEN ENT - as tenants by entireties	Custodian for:
(Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act of
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

Please print or type name and address including postal zip code of assignee:

the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated ___________	Registered Holder ________________________

SCHEDULE OF INCREASES OR DECREASES
IN GLOBAL SECURITY*

The following increases or decreases in this Global Security have been made:

Date of Decrease or Decrease in Principal Amount of this Global Security	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Depositary

*            To be included in a Global Security.